Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, October 30, 2018

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES THIRD QUARTER 2018 RESULTS

Quarter Highlights:

•	Consolidated revenues increased 13.3% over Q3 2017

•	Maximal, acquired on June 1, 2018, contributed $19.0 million to revenues and 1,400 units to new unit shipments

•	Strong Lift Truck ending backlog

•	Consolidated operating profit decreased to $12.2 million from $18.1 million in Q3 2017

•	Q3 2018 Lift Truck operating profit includes $6.0 million of Maximal purchase accounting adjustments and post-acquisition expenses associated with the acquisition agreement

Cleveland, Ohio, October 30, 2018 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated net income of $15.4 million, or $0.93 per diluted share, and consolidated revenues of $782.9 million for the third quarter of 2018 compared with consolidated net income of $16.5 million, or $1.00 per diluted share, and consolidated revenues of $691.1 million for the third quarter of 2017. Consolidated operating profit was $12.2 million for the third quarter of 2018 compared with $18.1 million for the third quarter of 2017.
The 2018 third quarter operating profit includes $4.0 million of unfavorable one-time purchase accounting adjustments related to the acquisition of Maximal, as well as an additional $2.0 million of post-acquisition expenses related to future earn-out incentives and the amortization of the write-up of acquired assets to fair market value. The third-quarter 2018 net income includes discrete tax benefits of $5.5 million compared with discrete tax benefits of $4.9 million in the third quarter of 2017. Both third quarters reflect the normal seasonal plant shutdown and costs associated with customary third quarter production schedules at the Company's manufacturing plants.
For the nine months ended September 30, 2018, the Company reported consolidated net income of $35.9 million, or $2.16 per diluted share, and revenues of $2.3 billion compared with consolidated net income of $51.0 million, or $3.09 per diluted share, and revenues of $2.1 billion during the same period in 2017. Year-to-date operating profit was $42.2 million in 2018 compared with $58.2 million in 2017. Lift truck shipments increased to approximately 74,300 units in the first nine months of 2018 from approximately 67,500 units in the first nine months of 2017.
Year-to-date 2018 consolidated operating profit includes $2.9 million of acquisition costs, compared with $1.9 million in 2017, and $6.5 million of unfavorable Maximal purchase accounting adjustments and post-acquisition expenses. Net income in 2018 includes an additional $1.1 million of tax expense related to accumulated non-deductible Maximal acquisition costs.

The Company's cash position was $121.9 million as of September 30, 2018 compared with $220.1 million as of December 31, 2017. Debt as of September 30, 2018 increased to $296.5 million from $290.7 million as of December 31, 2017. The decrease in cash and modest increase in debt were primarily driven by the acquisition of Maximal in the second quarter of 2018.
In September 2018, the Company and Wells Fargo Financial Leasing, Inc. extended their vendor‑financing relationship, which operates HYG Financial Services, Inc. ("HYGFS"), an entity owned 20% by Hyster-Yale and 80% by Wells Fargo through 2023. The joint venture with Wells Fargo provides financing in the United States for all Hyster-Yale brands, including inventory and rental financing, as well as commercial leases and loans. In addition, HYGFS provides sales, technology, training and marketing support, which are aimed at helping the Company's sales and finance teams facilitate transactions more effectively and efficiently.

Segment Financial Results
Summary segment results for the Company's three business segments were as follows for the third quarter of 2018 and 2017:

(in millions)	Consolidated Lift Truck		Bolzoni		Nuvera
	Q3 2018	Q3 2017	Q3 2018	Q3 2017	Q3 2018	Q3 2017
Revenues	$740.8	$652.3	$46.6	$44.3	$1.0	$0.3
Operating Profit (Loss)	$19.4	$24.3	$1.7	$2.1	$(9.0)	$(8.1)
Net Income (Loss)	$18.7	$19.7	$1.4	$1.9	$(6.4)	$(4.9)

Consolidated Lift Truck Results
The following is a summary of the consolidated Lift Truck unit shipments, bookings and backlog for the 2018 and 2017 third quarters and the 2018 second quarter.

($ in millions)	September 30, 2018	June 30, 2018	September 30, 2017
Unit Shipments	25,600	23,900	22,000
Unit Bookings	26,200	29,500	21,800
Unit Bookings $ value	$560	$720	$520
Unit Backlog	42,300	41,700	35,100
Unit Backlog $ value	$1,090	$1,080	$860
The average sales price per unit in backlog increased in the 2018 third quarter over the prior year and was comparable to the 2018 second quarter. In the third quarter, the Company shipped more lower-priced units, while shipments of higher-priced units, including Big Trucks, were lower primarily as a result of supplier shortages.

Americas Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased to $503.9 million in the third quarter of 2018 from $447.8 million in the third quarter of 2017, mainly due to an increase in unit shipments in all truck classes, price increases and an increase in parts sales.
Despite higher unit volumes and parts sales, operating profit in the Americas decreased to $25.5 million in the third quarter of 2018 from $28.6 million in the prior year quarter. The Americas segment also includes the corporate headquarters results, including acquisition-related costs. Operating profit decreased primarily as a result of lower gross profit partially offset by favorable operating expenses. The decrease in gross profit was mainly attributable to $17.2 million of material and freight cost inflation including import tariffs, net of price increases of $8.8 million, as well as manufacturing inefficiencies caused by supplier parts shortages and weather-related shutdowns. The Americas implemented price increases during the first half of the year to offset higher than planned material cost inflation and aluminum and steel tariffs, but the third-quarter operating results continued to reflect the lag between when price increases went into effect and when they are fully realized since customer orders in the backlog are generally price protected. Operating expenses declined mainly as a result of a decrease in incentive compensation, partially offset by higher costs to increase the Company's sales and marketing teams and increased product development costs to support the Company's growth initiatives, as well as $1.1 million of Maximal acquisition-related costs.
The Americas third-quarter 2018 income before income tax includes an additional $2.5 million unfavorable mark-to-market adjustment for the Company's equity investment in a third party.

Americas - Outlook
The Americas market growth moderated in the 2018 third quarter, and is expected to continue to moderate in the fourth quarter of 2018. Although the market is moderating, the Company expects unit shipments, revenues and parts sales to continue to increase in the fourth quarter of 2018 compared with the prior year due to the high backlog and anticipated increased booking volumes resulting from the continued implementation of share gain initiatives. An increase in product pricing is also expected to contribute to the revenue improvement in the fourth quarter as price increases implemented on bookings earlier in the year are realized on shipments.
The 2018 fourth-quarter benefits from higher unit and parts volumes and price increases are expected to be mostly offset by the effects of material cost inflation and tariffs and a shift in mix to lower-margin products, primarily because Big Truck shipments are expected to continue to be impacted by supplier constraints affecting the Company's Nijmegen plant.  However, gross profit is expected to decrease significantly due to increased manufacturing inefficiencies predominantly caused by supplier parts shortages. These challenges, combined with an expected increase in operating expenses are also expected to result in a substantial decrease in operating profit.
Late in the third quarter, the Americas announced a tariff surcharge that will go into effect for units booked during the fourth quarter of 2018 to respond to the impact of Section 301 tariffs. In addition, the Company is reviewing a number of approaches to moderate the effects of these newly enacted tariffs.

EMEA Results
Revenues for the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased to $172.2 million in the third quarter of 2018 from $165.6 million in the third quarter of 2017. The revenue increase was primarily due to an increase in parts sales and shipments of higher-priced Class 5 internal combustion engine trucks, including Big Trucks, partially offset by an overall reduction in new unit shipments and a shift in sales to lower-priced Class 1 electric-rider and Class 3 warehouse trucks.
EMEA had operating profit of $0.1 million in the third quarter of 2018 compared with a loss of $1.7 million in the third quarter of 2017. Operating profit improved primarily as a result of an increase in gross profit of $3.0 million, partially offset by higher operating expenses. Gross profit improved due to a shift in mix to sales of higher-margin Class 5 and Class 1 trucks, as well as favorable currency movements of $1.5 million, partly offset by an increase in material and freight costs, net of price increases.

EMEA - Outlook
Markets in the EMEA segment are expected to continue to grow in the fourth quarter of 2018 compared with the prior year period but at a more moderate rate than the double digit growth seen throughout 2017 and 2018. In the remainder of 2018, unit shipments of lower-priced truck classes are expected to increase moderately compared with the prior year fourth quarter. However, despite the increase in unit shipments and the favorable effect of price increases, overall revenues are expected to be comparable to the prior year as a result of anticipated unfavorable effects of current currency rates.
Operating profit is expected to decrease in the 2018 fourth quarter compared with the prior year period as a result of material cost inflation, net of price increases, unfavorable manufacturing efficiencies caused by supplier parts shortages and the possibility of National labor-related strike days, specifically at the Company's Nijmegen plant. To support the Company's growth initiatives, the fourth quarter is expected to have higher operating expenses, particularly higher sales costs to increase the Company's sales and marketing teams and increased product development costs, both of which will contribute to the decrease in operating profit. This decrease in operating profit is expected to be partially offset by anticipated currency benefits based on current currency rates.

JAPIC Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, as well as results from Hyster-Yale Maximal ("Maximal"), acquired in June 2018, increased to $64.7 million in the third quarter of 2018 from $38.9 million in the third quarter of 2017. Third quarter 2018 revenues included $19.0 million of revenues generated from shipments of approximately 1,400 units at Maximal. Excluding Maximal, JAPIC revenues increased mainly as a result of an increase in shipments of approximately 200 units, primarily in Class 5 internal combustion engine lift trucks, including Big Trucks, and Class 2 electric warehouse trucks.
JAPIC generated an operating loss of $6.2 million in the third quarter of 2018 compared with an operating loss of $2.6 million in the third quarter of 2017. Included in the JAPIC results was an operating loss at Maximal of $3.8 million, which consisted of $4.0 million of one-time purchase price adjustments and $0.9 million of amortization expense for the write-up of acquired assets to fair market value, partially offset by $1.1 million of positive operating results. Excluding the impact of Maximal, JAPIC's operating results declined modestly.

JAPIC - Outlook
For the fourth quarter of 2018, the JAPIC market is expected to be comparable to the fourth quarter of 2017. Despite this market environment, JAPIC unit shipments and revenues, excluding Maximal, are expected to improve in the fourth quarter compared with the prior year. Maximal's revenues are expected to be modestly higher than the third quarter of 2018.
Despite the revenue increase, fourth-quarter operating results are expected to decrease substantially. The Company expects Maximal to generate an operating loss largely as a result of transition costs. Excluding Maximal, JAPIC operating results are expected to decrease primarily due to unfavorable manufacturing efficiencies caused by supplier parts shortages and higher sales costs to support the Company's strategic initiatives.

Overall Lift Truck Outlook
Hyster-Yale remains focused on increasing unit volumes and market share over the remainder of 2018 and in future years through the continued implementation of its key strategic initiatives, which include delivering industry- and customer-focused solutions, providing low cost of ownership and enhanced productivity for customers, enhancing independent distribution, growing in emerging markets, maintaining leadership in the attachments business and providing leadership in fuel cells and their applications. The Company has realigned its sales and marketing teams and increased its sales resources to execute the Company's specific industry strategies more effectively.
To meet customer needs, the Company is developing new products in many segments that are expected to support its increased market share objectives.  The Company is currently enhancing its electric and warehouse products. In October 2018, the Company launched a new EMEA retail Reach Truck, with a tilting mast, improved visibility and higher lifting heights for 1 ton to 1.4 ton retail applications. Also in October 2018, the Company introduced a new Class 3 end-rider pallet truck in the Americas targeted to low-level order picking and horizontal transport applications. In addition to the new electric trucks, in the third quarter of 2018, the Company introduced a new mast and front end for its 8- to 16-ton Class 5 Big Trucks that provides improved operator visibility. Production began on these trucks in October. Hyster-Yale is also working with a customer to test a 52-ton Big Truck powered by lithium-ion batteries, and is testing an 8 to 9 ton high-performance, lithium-ion counterbalanced truck. These new products, as well as those recently launched and the introduction of other new products in the pipeline, including trucks with new Nuvera® Fuel Cell System battery box replacements ("BBRs"), are expected to contribute to market share gains, improved revenues and enhanced operating margins.
The overall global lift truck market remained strong throughout the first three quarters of 2018 and is expected to grow only modestly in the fourth quarter of 2018. Unit shipments and unit and parts revenues in the Lift Truck business are expected to increase during the fourth quarter of 2018 compared with the same period in 2017.
Despite benefits from expected increases in unit and parts sales, as well as anticipated benefits from favorable currency effects at current rates, the Lift Truck business gross profit is expected to decrease significantly in the fourth quarter of 2018 compared with the prior year quarter. Benefits from higher unit and parts volumes and price increases are expected to be more than offset by the effects of material cost inflation and tariffs, a shift in mix to lower-margin products, primarily because Big Truck shipments are expected to continue to be impacted by supplier constraints, as well as increased manufacturing inefficiencies caused by supplier parts shortages. These challenges, combined with an expected increase in operating expenses, particularly higher sales costs to increase the Company's sales and marketing teams, increased product development costs and Maximal integration costs are also expected to result in a substantial decrease in operating profit. Nevertheless, the 2018 fourth-quarter net income is expected to increase substantially over the prior year quarter as a result of the absence of the tax adjustments made in 2017 for U.S. tax reform legislation.
The Company anticipates that commodity costs will continue to increase in the fourth quarter of 2018, although these costs, particularly for steel, remain volatile and sensitive to changes in the global economy and to tariffs. The Company has announced a tariff surcharge and will continue to monitor these costs closely and adjust pricing accordingly.

Bolzoni Results
Bolzoni's revenue increased from $44.3 million to $46.6 million was primarily due to higher volumes in the EMEA market. Bolzoni's operating profit decreased from 2017 mainly as a result of higher operating expenses as a result of the continued implementation of strategic programs to increase Bolzoni's presence in North America, develop Bolzoni as a global supplier of attachments and forks to Hyster-Yale and leverage Bolzoni's manufacturing capacity.

Bolzoni Outlook
As a result of anticipated growth in the EMEA market and the continued implementation of sales improvement programs, Bolzoni expects revenues in the fourth quarter of 2018 to increase significantly compared with the prior year fourth quarter.
In addition to the anticipated increase in revenues and the expected operating leverage resulting from sales growth, the continued implementation of Bolzoni's strategic programs to increase its presence in North America and to develop its industry and product solutions is expected to generate substantial growth in Bolzoni's operating profit and net income in the fourth quarter of 2018 compared with the prior year.

Nuvera Results
Third-quarter 2018 revenues increased at Nuvera as a result of an increase in sales associated with Nuvera's hydrogen power generation units compared with the prior year. Also during the quarter, Nuvera shipped 56 BBR units compared with 13 in the prior year quarter. Revenue on these units has been deferred because the BBRs are new technology and the design of the product continues to evolve. Currently, the Company does not have sufficient data available to be able to reasonably estimate all of the future costs related to the sale of BBR units, such as warranty costs.  When the Company is able to reasonably estimate the total future costs related to these sales, it will be able to appropriately recognize the revenue and warranty reserves.
Nuvera's operating loss increased in the third quarter of 2018 compared with the prior year, mainly as a result of higher product development and production start-up costs related to fuel cell stacks and engines. Nuvera's net loss increased primarily as a result of Nuvera realizing a smaller tax benefit on its pre-tax losses due to a lower effective income tax rate under the U.S. tax reform legislation.

Nuvera Outlook
BBR unit bookings and shipments are expected to increase during the fourth quarter of 2018. In addition, due to new projects, overall, Nuvera expects lower operating and net losses in the fourth quarter of 2018.
Early in the third quarter of 2018, Nuvera finalized an agreement with Zhejiang Runfeng Hydrogen Engine Co., Ltd. to manufacture and assemble fuel cell engines designed by Nuvera for use in the Chinese “New Energy Vehicle” market. The agreement provides a product license for the exclusive manufacture of 45 kW fuel cell engines based on Nuvera's Orion® Gen1 fuel cell stack for sale in China over the next three years. Fuel cell engines are expected to be deployed in transit buses and delivery vehicles in the cities of Ningbo, Hangzhou, Kunming and Xi’an. The agreement provides compensation to Nuvera in the form of royalty and technology services income. The agreement includes a minimum initial purchase volume after successful engine testing, with annual minimum purchases increasing significantly throughout the term of the contract. The fuel cell stacks used in these engines will be manufactured exclusively by Nuvera, initially at its facility in Billerica, Massachusetts, with localized China manufacturing expected in the 2019 to 2020 timeframe.
Nuvera is also working with a second significant Chinese company and has a signed agreement for the development of a fuel cell system for use in their internally developed electric power train. Nuvera expects significant near-term payments, which will be amortized into income over the remainder of 2018 and 2019 as the development work is completed. This agreement is an extension of an initial proof of performance review completed during the third quarter.  After significant testing against both objective benchmarks and third-party systems, the Nuvera technology was selected to move forward. During 2019, this contract is expected to generate substantial income.  Additional phases, if successful, would be completed over the next four years, and would result in commercial production and the non-

exclusive use of Nuvera fuel cell stacks by the partner, with Nuvera retaining rights to use the stacks globally.
In addition to these activities, earlier in 2018, Nuvera and the Lift Truck business were selected to partner with the Center for Transportation and the Environment, which received an award in the second quarter of 2018 from the California Air Resources Board, to demonstrate operation of a Hyster® 1150-CH Top Loader Big Truck using an electrified power train and Nuvera's Orion®-based fuel cell engine for the Port of Los Angeles. This will be the first demonstration of Nuvera’s plan to develop easily integrated, high-power fuel cell engines for use in OEM products.

Consolidated Fourth Quarter 2018 Outlook
The Company expects its 2018 fourth-quarter consolidated operating profit to decrease compared with the 2017 fourth quarter as anticipated fourth-quarter improvements at Nuvera and Bolzoni are not expected to offset the anticipated decrease in the fourth-quarter operating profit at the Lift Truck business, which is expected to be lower, primarily as a result of the timing of price realization and the resulting cost/price differential and manufacturing inefficiencies. However, consolidated 2018 net income is expected to increase significantly due to the absence of unfavorable tax adjustments of $18.4 million made in the fourth quarter of 2017 and the lower effective income tax rate as a result of U.S. tax reform legislation.
Consolidated cash flow before financing activities is expected to be a significant use of cash in the fourth quarter of 2018, primarily due to anticipated increased working capital and higher capital expenditures.

2019 Perspective
Overall Lift Truck
Global markets in 2019 are expected to be comparable to 2018. The Company's preliminary base perspective is that anticipated benefits from expected unit and parts revenue increases driven by continued investments in the Company's strategic initiatives, will be partially offset by higher operating expenses and material cost inflation, net of price increases and tariff surcharges, resulting in an increase in both operating profit and net income in 2019 compared with 2018. However, the Company has a number of opportunities and challenges that have not yet been fully factored into its 2019 operating plan due to uncertainties in the general market environment.
At present, the Company's biggest concern is the effect of tariffs on its operations, but component shortages due to supplier constraints appear likely to become a more serious challenge to increasing volumes in 2019. However, the Company also has a number of cost saving opportunities which it is reviewing, but the effect of these opportunities are not fully calibrated at this time.

Bolzoni
Overall, the EMEA market, where Bolzoni is the strongest, is expected to grow moderately in 2019 compared with 2018. Bolzoni's revenues are expected to remain strong, but the growth rate is expected to moderate from the double digit growth experienced in 2018. Both operating profit and net income are expected to increase in 2019 compared with 2018 on improved margins.
Bolzoni has a significant opportunity to grow in the Americas market, where it has a lower market position than in EMEA. This will be a major focus in 2019 and beyond.

Nuvera
The Company expects demand for fuel cell stacks and systems, as well as BBRs used on lift trucks, to increase significantly in 2019. The Company is also encouraged by the amount of interest from third parties, particularly in China, wanting to partner with Nuvera through various types of arrangements. Nuvera believes this interest can be a significant and profitable near-term growth opportunity.
    Nuvera continues to expect its cost base to decrease due to substantial cost reductions on future purchases of core components, and expects to continue to leverage improved designs and higher volumes throughout its supply chain to generate further cost reductions in 2019. However, recently implemented tariffs on imported components may partially offset these reductions.
Production of BBRs at Nuvera's Billerica, Massachusetts facility will be phased out and transferred to the Lift Truck business. Manufacturing of BBR products at the Lift Truck business' plant in Greenville, North Carolina is expected to begin in 2019 and ramp up at prudent rates.
With the phase out of BBR production in Billerica, Nuvera will focus on the design, manufacturing and sales and marketing of fuel cell stacks and engines. The growing demand for engines used in BBRs is expected to be reinforced by the recently extended federal fuel cell tax credit. As Nuvera ramps up production of fuel cell stacks and engines and leverages the partnership opportunities, its losses are expected to moderate substantially during 2019, especially in the second half of the year. As noted in previous releases, the Company has had a target to achieve break-even by late 2019. In light of the additional business opportunities in China within the non-forklift truck markets, as well as additional costs to be incurred associated with these opportunities, the Company is currently assessing the appropriateness of this target.

Consolidated Hyster-Yale
On a consolidated basis, the Company's base perspective is that 2019 revenues, operating profit and net income are expected to improve over 2018.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, October 31, 2018 at 11:00 a.m. Eastern time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 2878456, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 7, 2018. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using Adjusted EBITDA. For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) delays in delivery or increases in costs, including transportation costs or the imposition of tariffs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (3) the successful commercialization of Nuvera's technology, (4) customer acceptance of pricing, (5) the political and economic uncertainties in the countries where the Company does business, (6) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (7) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (8) delays in manufacturing and delivery schedules, (9) bankruptcy of or loss of major dealers, retail customers or suppliers, (10) customer acceptance of, changes in the costs of, or delays in the development of new products, (11) introduction of new products by, or more favorable product pricing offered by, competitors, (12) product liability or other litigation, warranty claims or returns of products, (13) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, and (16) Hyster-Yale may not be able to successfully integrate Maximal’s operations and employees.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale Group also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries, visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(In millions, except per share data)

Revenues	$782.9	$691.1	$2,336.7	$2,089.7
Cost of sales	665.0	569.7	1,960.5	1,720.5
Gross Profit	117.9	121.4	376.2	369.2
Selling, general and administrative expenses	105.7	103.3	334.0	311.0
Operating Profit	12.2	18.1	42.2	58.2
Other (income) expense
Interest expense	3.6	6.2	11.6	10.6
Income from unconsolidated affiliates	(2.2)	(2.0)	(7.4)	(6.0)
Other	0.6	(2.0)	(1.5)	(4.9)
Income before Income Taxes	10.2	15.9	39.5	58.5
Income tax provision (benefit)	(4.7)	(0.8)	4.0	7.3
Net (income) loss attributable to noncontrolling interest	0.5	(0.2)	0.4	(0.2)
Net Income Attributable to Stockholders	$15.4	$16.5	$35.9	$51.0

Basic earnings per share	$0.93	$1.00	$2.17	$3.10

Diluted earnings per share	$0.93	$1.00	$2.16	$3.09

Basic weighted average shares outstanding	16.555	16.457	16.534	16.442
Diluted weighted average shares outstanding	16.601	16.526	16.586	16.502

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	12/31/2017	3/31/2018	6/30/2018	9/30/2018	LTM 9/30/2018
	(In millions)
Net Income Attributable to Stockholders	$(2.4)	$14.9	$5.6	$15.4	$33.5
Nuvera asset impairment charge	4.9	—	—	—	4.9
Noncontrolling interest income (loss)	0.1	—	0.1	(0.5)	(0.3)
Income tax provision (benefit)	37.6	4.9	3.8	(4.7)	41.6
Interest expense	4.0	4.0	4.0	3.6	15.6
Interest income	(0.8)	(0.8)	(1.0)	(0.4)	(3.0)
Depreciation and amortization expense	11.1	11.4	9.4	11.6	43.5
ADJUSTED EBITDA*	$54.5	$34.4	$21.9	$25.0	$135.8

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income before asset impairment charges, income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(In millions)
Revenues
Americas	$503.9	$447.8	$1,471.4	$1,346.7
EMEA	172.2	165.6	561.1	500.6
JAPIC	64.7	38.9	171.7	124.9
Lift truck business	$740.8	$652.3	$2,204.2	$1,972.2
Bolzoni	46.6	44.3	150.3	127.8
Nuvera	1.0	0.3	1.7	3.3
Eliminations	(5.5)	(5.8)	(19.5)	(13.6)
Total	$782.9	$691.1	$2,336.7	$2,089.7

Gross profit (loss)
Americas	$76.4	$83.6	$241.3	$251.2
EMEA	23.5	20.5	74.4	66.6
JAPIC	3.8	4.4	14.4	14.1
Lift truck business	$103.7	$108.5	$330.1	$331.9
Bolzoni	14.4	13.5	48.2	39.7
Nuvera	(0.3)	(0.4)	(1.9)	(1.9)
Eliminations	0.1	(0.2)	(0.2)	(0.5)
Total	$117.9	$121.4	$376.2	$369.2

Operating profit (loss)
Americas	$25.5	$28.6	$71.4	$85.9
EMEA	0.1	(1.7)	2.4	1.5
JAPIC	(6.2)	(2.6)	(10.5)	(5.5)
Lift truck business	$19.4	$24.3	$63.3	$81.9
Bolzoni	1.7	2.1	7.6	4.9
Nuvera	(9.0)	(8.1)	(28.5)	(28.1)
Eliminations	0.1	(0.2)	(0.2)	(0.5)
Total	$12.2	$18.1	$42.2	$58.2

Net income (loss) attributable to stockholders
Americas	$21.6	$22.7	$52.2	$67.0
EMEA	0.2	(1.7)	2.5	1.6
JAPIC	(3.1)	(1.3)	(4.3)	(2.8)
Lift truck business	$18.7	$19.7	$50.4	$65.8
Bolzoni	1.4	1.9	5.4	3.3
Nuvera	(6.4)	(4.9)	(20.6)	(16.9)
Eliminations	1.7	(0.2)	0.7	(1.2)
Total	$15.4	$16.5	$35.9	$51.0

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2018	2017
	(In millions)
Net cash provided by operating activities	$92.3	$157.3
Net cash used for investing activities	(97.3)	(30.6)
Cash Flow Before Financing Activities	$(5.0)	$126.7

	September 30, 2018	December 31, 2017
Debt	$296.5	$290.7
Cash	121.9	220.1
Net Debt	$174.6	$70.6